Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Thomas Group Announces Reduction in Force

IRVING, TEXAS — April 2, 2008—Thomas Group, Inc. (NasdaqGM:TGIS), a leading operational consulting firm, announced today a reduction in force affecting approximately one-third of its employees as a part of a restructuring plan approved by its board of directors.  The Company estimates that these activities will remove approximately $6.0 million of annualized operating costs. The Company further announced that it will record a charge of approximately $180,000 to $250,000, net of tax effects, for one-time termination benefits related to employee severance and other benefits in its second quarter 2008 operating results. No other charges are expected as a result of these actions. Michael Barhydt has resigned as CFO effective April 11.  A search is now underway for his replacement.

Commenting on the actions, Earle Steinberg, President and CEO, stated “This action is part of a restructuring that will flatten our organization and focus our best resources on business development and outstanding client service delivery.  I believe this provides us a strong foundation which will better empower our best resources and from which we can ignite sustainable momentum for growth while continuing to provide superior value-creating services to our clients.”

About Thomas Group

Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and the Company’s revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2007.  These forward looking statements include the Company’s estimates of the reduction in operating costs and charge related to the actions set forth in this press release. In addition, forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions.  These forward-looking statements speak only as of the date of this release.  Except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Media Contact

PJ Hoke

Thomas Group, Inc.

pjhoke@thomasgroup.com

972.443.1113

http://www.thomasgroup.com